THE NEEDHAM FUNDS, INC.

AMENDED AND RESTATED
PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

WHEREAS, The Needham Funds, Inc. (the "Company") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, the Company may create one or more series of shares, each of which may hold a portfolio of securities;

WHEREAS, the Company has created each of the series, and each Class of shares of each series, set forth on Exhibit A attached hereto (each a "Class"), as such Exhibit A may be amended from time to time, and the Company desires to amend and restate this Plan of Distribution (the "Plan") with respect to Needham Growth Fund, Needham Aggressive Growth Fund and Needham Small Cap Growth Fund, and the Directors of the Company have determined that there is a reasonable likelihood that this Plan will benefit the Company and shareholders of each Class;

WHEREAS, the Company desires to enter into agreements with distributors and other entities (each a "Distributor" or "Service Provider") to obtain distribution services and/or shareholder services for each Class, it being understood that each Class may also pay for any such services outside the Plan to the extent such services may be paid for outside a Rule 12b-1 plan; and

NOW, THEREFORE, the Company, on behalf of each Class, hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1.  Each Class may pay to any Distributor or Service Provider compensation for services with respect to shares held or purchased by their respective customers or in connection with the purchase of shares attributable to the efforts of such Distributor or Service Provider, as the case may be.  The amount of such compensation shall not exceed an annual rate of .25 of 1% of the aggregate average daily net assets of each Class calculated monthly and shall be paid at such intervals as the Directors may determine.

2.  The amount set forth in Section 1 may be paid as a service fee to any Distributor or Service Provider so long as the records of the Company adequately detail that such amount was paid for personal service and/or the maintenance of shareholder accounts, which terms include, but are not limited to:  compensation for sales; marketing activities; incentive compensation to Distributors or Service Providers to obtain distribution services and/or shareholder services; preparation by the Company or others of advertising or sales literature and other promotional activities; servicing shareholder accounts by processing new account applications and performing other shareholder liaison functions; preparing and transmitting records of transactions by customers to the Company transfer agent; serving as a source of information to such Class's shareholders; and preparing, printing and distributing prospectuses to those persons not already shareholders of such Class.  Aggregate payments made under the Plan may exceed distribution and shareholder services expenses actually incurred.

3.  With respect to each Class, the Plan shall not take effect until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and have no direct or indirect interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Directors") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

4.  With respect to each Class, this Plan shall remain in effect for a period of one year after its approval and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3.

5.  All persons authorized to direct the disposition of monies paid or payable by a Class pursuant to this Plan or any related agreement shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.  The Plan may be terminated with respect to any Class at any time by a vote of a majority of the Rule 12b-1 Directors or by a vote of a majority of the outstanding voting securities of that Class.

7.  All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to a Class, without payment of any penalty, by the vote of a majority of the Rule 12b-1 Directors or by a vote of a majority of the outstanding voting securities of that Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement terminate automatically in the event of its assignment.

8.  With respect to each Class, this Plan may not be amended to increase materially the amount of distribution expenses payable pursuant to Section 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of that Class, and no material amendment to the Plan shall be made unless approved in the manner provided in Section 3 hereof.

9.  While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

              10.  The Company shall preserve copies of this Plan, any related agreements and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of the Plan, any such agreement or any such report, the first two years in an easily accessible place.

IN WITNESS WHEREOF, the Company has executed this Amended and Restated Plan of Distribution as of the day and year written below.

The Needham Funds, Inc.

By: /s/ George A. Needham
       George A. Needham
       President and Chief Executive Officer

Approved: October 20, 2005
Amended: October 20, 2016

Name of Series and Class

Needham Growth Fund
Retail Class Shares

Needham Aggressive Growth Fund
Retail Class Shares

Needham Small Cap Growth Fund
Retail Class Shares